Registration Statement No. 333-191953
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated August 29, 2016
(To Prospectus dated October 28, 2013)

Pricing Term Sheet

Fixed-Rate Notes due 2021 and 2026

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated August 29, 2016 relating to the Notes Offering, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 28, 2013, which forms part of Registration Statement No. 333-191953.

Issuer:	The Coca-Cola Company

Security:	1.55% Notes due 2021 2.25% Notes due 2026

Offering Format:	SEC Registered

Principal Amount:	$1,000,000,000 of 2021 Notes $1,000,000,000 of 2026 Notes

Maturity Date:	September 1, 2021 for 2021 Notes September 1, 2026 for 2026 Notes

Coupon:	1.55% per year for 2021 Notes 2.25% per year for 2026 Notes

Price to Public:	99.890% of principal amount for 2021 Notes 99.884% of principal amount for 2026 Notes

Yield to maturity:	1.573% for 2021 Notes 2.263% for 2026 Notes

Spread to Benchmark Treasury:	+40 bps for 2021 Notes +70 bps for 2026 Notes

Benchmark Treasury:	UST 1.125% due August 31, 2021 for 2021 Notes UST 1.5% due August 15, 2026 for 2026 Notes

Benchmark Treasury Yield:	1.173 % for 2021 Notes 1.563 % for 2026 Notes

Benchmark Treasury Price:	99-24+ for 2021 Notes 99-13+ for 2026 Notes

Interest Payment Dates:	Semiannually on March 1 and September 1, commencing on March 1, 2017 for the 2021 Notes Semiannually on March 1 and September 1, commencing on March 1, 2017 for the 2026 Notes

Make-Whole Call:	+10 bps for 2021 Notes +10 bps for 2026 Notes

Day Count Convention:	30 / 360

Trade Date:	August 29, 2016

Settlement Date:	September 1, 2016 (T+3)

CUSIP / ISIN:	191216 BY5 / US191216BY55 for 2021 Notes 191216 BZ2 / US191216BZ21 for 2026 Notes

Denominations:	$2,000 x $1,000

Ratings:	Aa3 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services A+ by Fitch Ratings

Underwriters:

Bookrunners:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Cisneros Shank & Co., L.L.C.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at (800)-854-5674, Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.